UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



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                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1. Name and Address of Reporting Person*
  Ladehoff                        Leo                  W.
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  (Last)                         (First)              (Middle)
  27267 N. 103rd Way
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  (Street)
  Scottsdale,                       AZ                85255
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  (City)                         (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol
  Amcast Industrial Corporation (AIZ)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Day/Year
  December 17, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                           [ ] 10% Owner
   [ ] Officer (give title below)         [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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           Table - I Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                 2A.                    4. Securities
                                 Deemed                 Acquired(A)
                    2.           Execution 3.           or Disposed(D)       5.
                    Transaction  Date,     Transaction  (Instr.3, 4 & 5)     Amount of Securities   6. Ownership      7. Nature of
                    Date         if any    Code         ------------------   Beneficially Owned     Form: Direct      Indirect
1.                  (Month/      (Month/   (Instr. 8)            (A)         Following Reported     (D) or            Beneficial
Title of Security   Day/         Day/      -----------           or          Transaction(s)         Indirect (I)      Ownership
(Instr. 3)          Year)        Year)     Code    V    Amount   (D)  Price  (Instr. 3 & 4)         (Instr. 4)        (Instr. 4)
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Common Shares       12/17/02     12/17/02  S          1,000      D    $1.71   135,026               D
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

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 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                            5.
                                                                                            Number of
                                                                                            Derivative
                                                                                            Securities
                                                                                            Acquired(A)       6.
                    2.                                  3A.               4.                or Disposed       Date Exercisable and
1.                  Conversion        3.                Deemed            Transaction       of (D)            Expiration Date
Title of            or Exercise       Transaction       Execution         Code              (Instr. 3         (Month/Day/Year)
Derivative          Price of          Date              Date, if          (Instr. 8)         4, and 5)        ----------------------
Security            Derivative        (Month/Day/       any (Month/       -----------       -----------       Date        Expiration
(Instr. 3)          Security          Year)             Day/Year)         Code     V        (A)    (D)        Exercisable Date
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


7.
Title and
Amount of                                 9.                10.
Underlying                                Number of         Ownership
Securities                                Derivative        Form of
(Instr.3 and 4)                           Securities        Derivative
----------------------                    Beneficially      Security          11.
                Amount    8.              Owned             Direct (D)        Nature of
                or        Price of        Following         or                Indirect
                Number    Derivative      Reported          Indirect          Beneficial
                of        Security        Transaction(s)    (I)               Ownership
Title           Shares    (Instr. 5)      (Instr. 4)        (Instr. 4)        (Instr. 4)
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

Explanation of responses:





            LEO W. LADEHOFF                             12/17/02
            --------------------------------        -----------------
            **Signature of Reporting Person                Date
            By /s/ Sandra L. Rawnsley
            Signed pursuant to a Power
            of Attorney


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional misstatements or omissions of facts constitute
             Federal Criminal Violations.
             See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.